Exhibit 4.1
FIRST AMENDMENT TO RIGHTS AGREEMENT
          FIRST AMENDMENT TO RIGHTS AGREEMENT, dated as of January 7, 2007 (this “Amendment”), to the Rights Agreement, dated as of June 13, 2001 (the “Rights Agreement”), by and between United Surgical Partners International, Inc. (the “Company”) and American Stock Transfer & Trust Company, as successor to First Union National Bank, as Rights Agent (the “Rights Agent”). Terms used herein but not defined shall have the meaning assigned to them in the Rights Agreement.
          WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;
          WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), among UNCN Holdings, Inc., a Delaware corporation (“Parent”), UNCN Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, providing for the merger (the “Merger”) of the Company and Merger Sub, with the Company continuing as the surviving corporation;
          WHEREAS, the Board of Directors of the Company has determined, in connection with the execution of the Merger Agreement, that it is necessary and desirable to amend the Rights Agreement to exempt the Merger Agreement, the execution thereof and the transactions contemplated thereby, including, without limitation, the Merger, from the application of the Rights Agreement, in each case as set forth in this Amendment;
          WHEREAS, (i) Section 29 of the Rights Agreement provides that, so long as the Rights are then redeemable, the Company may, and the Rights Agent shall if so directed by the Company, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Right Certificates or Common Shares (subject to limited exceptions that do not apply for purposes hereof); (ii) pursuant to Section 29 of the Rights Agreement, an appropriate officer of the Company has delivered a certificate to the Rights Agent stating that the proposed supplements and amendments to the Rights Agreement set forth in this Amendment are in compliance with Section 29 of the Rights Agreement; and (iii) pursuant to the terms of the Rights Agreement and in accordance with Section 29 thereof, the Company has directed that the Rights Agreement should be amended and supplemented as set forth in this Amendment prior to the execution of the Merger Agreement.
          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
     1. Amendments to Rights Agreement.
     (a) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended by inserting the following as a new paragraph at the end of such definition:
“Notwithstanding anything in this Section 1(a) to the contrary, none of UNCN Holdings, Inc., a Delaware corporation (“Parent”), UNCN Acquisition Corp., a

Delaware corporation (“Merger Sub”), any employees or stockholders of the Company who have agreed or after the date hereof shall agree with Parent to contribute Common Shares to Parent or Merger Sub in exchange for shares of Parent capital stock immediately prior to the Effective Time (as defined below) (such agreements to contribute being hereinafter defined as “Contribution Agreements”), or any of their respective Affiliates or Associates (including without limitation Welsh, Carson, Anderson & Stowe X, L.P., WCAS Capital Partners IV, L.P. and each of their general and limited partners), either individually, collectively or in any combination, shall be deemed to be an “Acquiring Person” solely by virtue or as a result of (i) the approval, execution, delivery, adoption or performance of the Agreement and Plan of Merger, dated as of January 7, 2007, among Parent, Merger Sub and the Company (as it may be amended or supplemented from time to time, the “Merger Agreement”), (ii) the consummation of the Merger (as defined in the Merger Agreement) or any other transactions contemplated thereby or (iii) the execution, delivery or performance of the Contribution Agreements (such actions described in this sentence, collectively, the “Permitted Events”, and individually, a “Permitted Event”).”
     (b) The definition of “Shares Acquisition Date” in Section 1(aa) of the Rights Agreement is amended to add the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred solely by virtue or as a result of the public announcement of any Permitted Event.”
     (c) Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of any Permitted Event.”
     (d) Section 8(a) of the Rights Agreement is modified, amended and restated as follows:
“Subject to the provisions of Section 8(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at its Corporate Trust Office, together with payment of the Purchase Price for each one one-thousandth (1/1000) of a Preferred Share (or other securities) as to which the Rights are exercised, at or prior to the earliest of (1) the Close of Business on the Final Expiration Date, (2) the time of redemption on the Redemption Date, (3) the time at which such Rights are mandatorily redeemed and exchanged as provided in Section 25 hereof, or (4) the time immediately prior to the Effective Time (as defined in the Merger Agreement) (the “Effective Time”), but only if the Effective Time shall occur. The Company will provide the Rights Agent with notice of the Effective Time, provided, however, that failure to notify the Rights Agent of the Effective Time shall not in any way affect the time at which the Rights cease to be exercisable pursuant to the foregoing sentence.”
(e) A new Section 37 is added to read in its entirety as follows:
“Section 37. Termination. Notwithstanding anything herein to the contrary, immediately prior to the Effective Time, but only if the Effective Time shall occur, (a) this Agreement shall be terminated and be without further force or effect, (b) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder, and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement, including, without limitation, the right to purchase or otherwise acquire Preferred Shares or any other securities of the Company or of any other Person; provided, however, that notwithstanding the foregoing, Sections 19 and 20 hereof shall survive the termination of this Agreement.”
     2. Interpretation. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.
     3. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     4. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.
     5. Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as expressly amended herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any Person has complied with, the Merger Agreement even though reference thereto may be made in this Amendment and the Rights Agreement.
     6. Governing Law. This Amendment shall be deemed a contract made under the laws of the State of Delaware, and for all purposes of this Amendment shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
     7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same document.
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          IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

Attest:		UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

By:	/s/ John J. Wellik	By:	/s/ William H. Wilcox
	Name: John J. Wellik		Name: William H. Wilcox
	Title: Secretary		Title: President and CEO

Attest:		AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent

By:	/s/ Carlos Pinto	By:	/s/ Paula Caroppoli

	Name: Carlos Pinto		Name: Paula Caroppoli
	Title: Vice President		Title: Vice President
[Rights Agreement Amendment Signature Page]